SCHEDULE 14A INFORMATION
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The Ultimate Software Group, Inc.
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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2013
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 20, 2013:
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITATION OF PROXIES
VOTING RIGHTS AND PROCEDURES
PROPOSAL I--ELECTION OF DIRECTORS
PROPOSAL II--RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL III--ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES OF THE BOARD
DIRECTOR COMPENSATION
2012 DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
KPMG LLP FEES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
OTHER MATTERS

THE ULTIMATE SOFTWARE GROUP, INC.
2000 ULTIMATE WAY
WESTON, FLORIDA 33326
April 8, 2013
Dear Stockholder:
You are cordially invited to attend the 2013 Annual Meeting of Stockholders of The Ultimate Software Group, Inc. (“Ultimate,” “we,” “us” or “our”), which will be held on Monday, May 20, 2013, at 10:00 a.m. (EDT), at Ultimate’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 (the “Annual Meeting”).
          The principal business of the meeting will be (i) to elect two directors to serve until the 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified; (ii) to ratify the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for the fiscal year ending December 31, 2013; (iii) to approve by non-binding advisory vote the compensation paid to Ultimate’s named executive officers; and (iv) to transact such other business as may properly come before the meeting or any postponement or adjournment thereof. During the Annual Meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of fiscal 2013.
          In accordance with the Securities and Exchange Commission (“SEC”) rule (“Notice and Access Rule”) that allows companies to furnish their proxy materials (including the form of proxy, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 28, 2013) over the Internet, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) on or about April 8, 2013 to our stockholders of record as of March 25, 2013. We also provided access to our proxy materials over the Internet beginning on that date. As a result of the Notice and Access Rule, all stockholders receiving the Notice have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the Notice. In addition, the Notice contains instructions on how stockholders may request to receive proxy materials electronically by e-mail.
          Whether you plan to attend the Annual Meeting or not, to have your vote recorded, you should vote over the Internet or by telephone, or, if you requested paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting regardless of whether you attend in person. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.
          We thank you for your continued interest in Ultimate.
Sincerely yours,
Scott Scherr
Chairman, President and Chief Executive Officer

THE ULTIMATE SOFTWARE GROUP, INC.
2000 ULTIMATE WAY
WESTON, FLORIDA 33326

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2013
TO THE STOCKHOLDERS OF THE ULTIMATE SOFTWARE GROUP, INC.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Ultimate Software Group, Inc. (“Ultimate,” “we,” “us” or “our”) will be held on Monday, May 20, 2013, at 10:00 a.m. (EDT), at Ultimate’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 for the following purposes:

1)	To elect two directors to serve until the 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2)	To ratify the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3)	To approve by non-binding advisory vote the compensation paid to Ultimate’s named executive officers; and

4)	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
          Stockholders of record of the voting stock of Ultimate at the close of business on March 25, 2013 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.
By Order of the Board of Directors:
Vivian Maza
Secretary

Weston, Florida
April 8, 2013

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDERS MEETING TO BE HELD ON MAY 20, 2013:
This proxy statement, the form of proxy and Ultimate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (“2012 Annual Report”) are being mailed to stockholders who have requested hard copies on or after April 8, 2013.
          Registered stockholders may view and print Ultimate’s proxy statement and the 2012 Annual Report at www.envisionreports.com/ULTI.
          Beneficial stockholders may view and print Ultimate’s proxy statement and the 2012 Annual Report at www.proxyvote.com.
          All stockholders may view and print Ultimate’s proxy statement and the 2012 Annual Report, which are located on the “Investors” link of Ultimate’s website at http://ultimatesoftware.com/investors.asp.

THE ULTIMATE SOFTWARE GROUP, INC.
2000 ULTIMATE WAY
WESTON, FLORIDA 33326

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
MAY 20, 2013
This proxy statement (this “Proxy Statement”) is being furnished to holders of The Ultimate Software Group, Inc. (“Ultimate,” “we,” “us,” or “our”) common stock, par value $0.01 per share (the “Common Stock”). Proxies are being solicited on behalf of the Board of Directors of Ultimate (the “Board”) to be used at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 20, 2013, at 10:00 a.m. (EDT), at Ultimate’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 and at any postponement or adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders.
          Ultimate is using the Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy materials (including the form of proxy, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 28, 2013 (the “2012 Annual Report”), collectively, the “Proxy Materials”) on or about April 8, 2013. We also provided access to our Proxy Materials over the Internet beginning on that date. The Notice contained instructions on how to access this Proxy Statement and the 2012 Annual Report and how to vote online or by toll-free number. Subsequent to receiving the Notice, all stockholders have the ability to access the Proxy Materials over the Internet and request to receive a paper copy of the Proxy Materials by mail. Instructions on how to access the Proxy Materials over the Internet or to request a paper copy may be found on the Notice. In addition, the Notice contains instructions on how stockholders may request to receive Proxy Materials electronically by e-mail.
          Registered stockholders may view and print this Proxy Statement and the 2012 Annual Report at www.envisionreports.com/ULTI.
          Beneficial stockholders may view and print this Proxy Statement and the 2012 Annual Report at www.proxyvote.com.
          All stockholders may view and print this Proxy Statement and the 2012 Annual Report, which are located on the “Investors” link of Ultimate’s website at http://ultimatesoftware.com/investors.asp.
          Proxies are being solicited from holders of Ultimate’s Common Stock. If a proxy is properly executed and returned, the shares represented by it will be voted and, where specification is made by the stockholder as provided in such proxy, will be voted in accordance with such specification. Unless a stockholder specifies otherwise, all shares represented by valid proxies will be voted (i) FOR the election of the persons named in this Proxy Statement as nominees of Ultimate under the heading “Election of Directors;” (ii) FOR the ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for the fiscal year ending December 31, 2013; (iii) FOR approval, by non-binding advisory vote, of the compensation paid to Ultimate’s named executive officers; and (iv) at the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting or any adjournment thereof.

SOLICITATION OF PROXIES
Ultimate is paying all of the costs of soliciting proxies, including preparation costs, assembly, posting on the Internet, printing and mailing of the Proxy Materials, the Notice and any additional information furnished to stockholders. Proxies are being solicited by Ultimate primarily by mail and the Internet, but in addition, the solicitation by these means may be followed by solicitation in person, or by telephone, e-mail or facsimile, by directors, officers and other employees of Ultimate without additional compensation. Brokers, dealers, banks, voting trusts, custodians and other institutions, and their nominees, who are holders of shares of Ultimate’s Common Stock on the Record Date, referred to below, will be requested to forward the soliciting material to the beneficial owners of such shares of Common Stock and to obtain authorization for the execution of proxies. Ultimate will, upon request, reimburse such institutions for their reasonable expenses in forwarding the Proxy Materials to their beneficial owners.
VOTING RIGHTS AND PROCEDURES
          Only stockholders of record of the Common Stock of Ultimate at the close of business on March 25, 2013 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of that date, a total of 28,630,152 shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting.
          A majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. If a stockholder abstains from voting as to any matter, then the shares held by such stockholder shall be deemed present at the Annual Meeting for purposes of determining a quorum. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to have been voted in favor of or against such matter.
Our By-laws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee). Abstentions from voting, as well as any broker non-votes, are not treated as votes cast and are not counted for purposes of determining the election of directors. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), which is not the case for our Annual Meeting this year, the standard for election of directors is a plurality of the votes cast.
          The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and the proposal for advisory approval of executive compensation. Abstentions will not be counted either for or against the proposal for the ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for 2013 or the proposal for advisory approval of executive compensation.
A stockholder may revoke a proxy at any time prior to its exercise by giving to the Secretary of Ultimate a written notice of revocation of the proxy’s authority prior to the voting thereof or by submitting a later dated proxy by telephone, on the Internet or by mail, or by voting in person at the Annual Meeting.

PROPOSAL I—ELECTION OF DIRECTORS
          The Board of Ultimate is currently composed of seven members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Messrs. Scott Scherr and Alois T. Leiter serve in the class whose term expires at the Annual Meeting.
          The Board has nominated Messrs. Scott Scherr and Alois T. Leiter for election to the Board at the Annual Meeting for a term of three years, expiring at the 2016 Annual Meeting, and each has indicated a willingness to serve. Messrs. LeRoy A. Vander Putten and Robert A. Yanover serve in the class whose term expires at the Annual Meeting of Stockholders in 2014. Messrs. Rick A. Wilber, Marc D. Scherr and James A. FitzPatrick, Jr. serve in the class whose term expires at the Annual Meeting of Stockholders in 2015.
Our By-laws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee). Abstentions from voting, as well as any broker non-votes, are not treated as votes cast and are not counted for purposes of determining the election of directors. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), which is not the case for our Annual Meeting this year, the standard for election of directors is a plurality of the votes cast.
Both Messrs. Scott Scherr and Alois T. Leiter are directors currently serving on the Board. If either of them is not re-elected, Delaware law provides that such director would continue to serve on the Board as a “holdover director.” Under our By-laws, each of Messrs. Scott Scherr and Alois T. Leiter, as a director who is being re-nominated for election to the Board, submitted an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect him. In that situation, the Nominating Committee of the Board would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating Committee's recommendation and would publicly disclose its decision within 90 days from the date that the election results were certified and, if such resignation were to be rejected, the rationale behind the Board's decision also would be publicly disclosed.
In the event that either of Messrs. Scott Scherr and Alois T. Leiter is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies in this Proxy Statement may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the proxies named in this Proxy Statement may vote just for the remaining nominees, if any, leaving a vacancy or vacancies that may be filled at a later date.
The following table sets forth certain information concerning the nominees, based on data furnished by them. Information regarding incumbent directors whose terms are not expiring is included in the section labeled “Directors and Executive Officers” below.

Name of Nominee	Age	Principal Occupation	Director Since
Scott Scherr	60	Chairman of the Board, President and Chief Executive Officer, The Ultimate Software Group, Inc.	April 1996
Alois T. Leiter	47	Director; Television Analyst and Commentator, MLB Network and Yankees Entertainment and Sports Network	October 2006

Scott Scherr has served as President and a director of Ultimate since its inception in April 1996 and has been Chairman of the Board and Chief Executive Officer of Ultimate since September 1996. Mr. Scherr is also a member of the Executive Committee of the Board. In 1990, Mr. Scherr founded The Ultimate Software Group, Ltd. (the “Partnership”), the business and operations of which were assumed by Ultimate in 1998. Mr. Scherr served as President of the Partnership's general partner from the inception of the Partnership until its dissolution in March 1998. From 1979 until 1990, he held various positions at Automatic Data Processing, Inc. (“ADP”), a payroll services company, where his titles included Vice President of Operations and Sales Executive. Prior to joining ADP, Mr. Scherr operated Management Statistics, Inc., a data processing service bureau founded by his father, Reuben Scherr, in 1959. He is the brother of Marc Scherr, the Vice Chairman of the Board and Chief Operating Officer of Ultimate, and the father-in-law of Adam Rogers, Senior Vice President and Chief Technology Officer.

As Ultimate's founder and Chief Executive Officer, Mr. Scherr brings to the Board a unique and deeply rooted understanding of our Company, its business, its employees and its customers. During his long tenure as Chairman of our Board and our Chief Executive Officer, Mr. Scherr's leadership skills have been essential to Ultimate's attraction and retention of high quality personnel, product development, attraction and retention of customers, and establishment of a culture of teamwork that has allowed Ultimate to grow from a start-up operation in 1990 to a leading provider of human capital management solutions.
          Alois T. Leiter has served as director of Ultimate since October 2006 and is a member of the Compensation Committee and the Nominating Committee of the Board. Mr. Leiter was a three-time Major League Baseball World Champion and two-time All-Star pitcher formerly with the New York Yankees, New York Mets, Toronto Blue Jays, and Florida Marlins, and has been an official spokesperson for Ultimate since 2002. Mr. Leiter has served as a television commentator for the Yankees Entertainment and Sports Network since 2006 and as an analyst with MLB Network since January 2009. He has served on the Executive Committee of New York City's official tourism marketing organization, NYC & Company, since 2000 and is a member of the Board of Directors of America's Camp, a legacy organization of the Twin Towers Fund, on which he also served as a board member. Mr. Leiter brings to our Board and to our Company a strong understanding of leadership, dedication, performance under pressure and the importance of communication and teamwork to the operations of Ultimate. Mr. Leiter's success as a professional athlete and television broadcaster reflects a commitment to excellence that he regularly imparts to our management and employees as a member of our Board. Mr. Leiter also brings to the Board 16 years of proven leadership skills and management experience as president and founder of Leiter's Landing, a charitable organization, and the knowledge and experience acquired through his service on a number of New York state and community boards.
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. SCOTT SCHERR AND ALOIS T. LEITER AS DIRECTORS OF ULTIMATE TO HOLD OFFICE UNTIL THE 2016 ANNUAL MEETING AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED.

PROPOSAL II— RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
          The audit committee of the Board (the “Audit Committee”) has appointed KPMG LLP as the independent registered public accounting firm for Ultimate for the fiscal year ending December 31, 2013. KPMG LLP has served as the independent registered public accounting firm for Ultimate since 2002. A representative of KPMG LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. The representative also will be available to respond to appropriate questions from stockholders.
          Stockholder ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm is not required by Ultimate’s By-Laws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote is required for the ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Abstentions will not be counted either for or against the proposal for the ratification of the appointment of KPMG LLP as Ultimate’s independent registered public accounting firm for 2013. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Ultimate and its stockholders.
THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS ULTIMATE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

PROPOSAL III — ADVISORY VOTE ON NAMED
EXECUTIVE OFFICER COMPENSATION
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the SEC rules promulgated thereunder, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. A proposal will be presented at the Annual Meeting in the form of the following resolution:
“RESOLVED, that the stockholders of Ultimate hereby approve the compensation paid to Ultimate’s named executive officers, as disclosed in the proxy statement for Ultimate’s 2013 Annual Meeting of Stockholders pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
          The Board believes that our compensation program is consistent with the goals and objectives set forth under “Compensation Discussion and Analysis” in this Proxy Statement, attracting and retaining key executives who are committed to Ultimate's core values of excellence, integrity and teamwork, while motivating the named executive officers to achieve Ultimate's strategic goals and aligning their interests with those of our stockholders. The Board urges you to review carefully the information under “Compensation Discussion and Analysis” in this Proxy Statement and to vote, on an advisory basis, to approve the compensation of Ultimate’s named executive officers, as disclosed in this Proxy Statement.
          While the vote on named executive officer compensation is advisory and non-binding, the Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future executive compensation decisions.

THE BOARD RECOMMENDS AN ADVISORY VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES OF THE BOARD
During fiscal 2012, the Board held four meetings. During fiscal 2012, each director holding office during the year attended all of the meetings of the Board and more than 75% of all of the meetings of the committees of the Board on which he served. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee, which are described below.
          Interested parties may communicate with the Board, anonymously if they wish, by sending a written note or memo to the Secretary, The Ultimate Software Group, Inc., 2000 Ultimate Way, Weston, Florida 33326. Communications that are intended specifically for non-management or independent directors should be sent to the above address to the attention of the Chairman of the Audit Committee. All such communications will be delivered unopened by the Secretary to the Chairman of the Board or the Chairman of the Audit Committee, as applicable.
          Following consultation with counsel and based upon the facts described below, the Board has determined that the following individuals are independent directors within the meaning of the Marketplace Rules of the NASDAQ Stock Market LLC (“NASDAQ”): James A. FitzPatrick, Jr., Alois T. Leiter, LeRoy A. Vander Putten, Rick A. Wilber and Robert A. Yanover. In the course of the Board’s determination regarding the independence of each non-employee director, it considered any transactions, relationships and arrangements as required by the NASDAQ rules governing independence standards for directors. In particular, with respect to each of the three most recently completed fiscal years, the Board evaluated for (i) Mr. FitzPatrick, the annual amount of fees Ultimate paid for legal services to Dewey & LeBoeuf LLP, the law firm in which Mr. FitzPatrick was a partner until May 2012, and (ii) Mr. Leiter, the annual amount of charitable contributions Ultimate made (until the termination of the agreement in June 2012), in connection with his acting as a spokesman for Ultimate, to Leiter’s Landing, the non-profit charitable organization benefiting children that was formed by Mr. Leiter. These relationships and transactions are described in further detail below under “Certain Relationships and Related Transactions” and “Compensation Committee Interlocks and Insider Participation.” The Board determined that the annual payment or contribution, as the case may be, to either of these organizations constituted an amount less than the greater of $200,000 or five percent of such organization’s annual consolidated gross revenues during each of such organization’s three most recently completed fiscal years, as such threshold is set forth in NASDAQ Rule 5605(a)(2)(D). The Board determined that these relationships would not interfere with the ability of either Mr. FitzPatrick or Mr. Leiter in exercising independent judgment in carrying out the responsibilities of a director.
          The independent directors met regularly in executive session and outside the presence of Ultimate’s management throughout the 2012 fiscal year, and will do so throughout fiscal 2013 in compliance with the NASDAQ rules.
          Ultimate does not have a policy with respect to attendance by the directors at the Annual Meeting of Stockholders. Two of the seven members of the Board attended the 2012 Annual Meeting of Stockholders.
Executive Committee. The Executive Committee of the Board is composed of Messrs. Scott Scherr (Chairman), Marc D. Scherr and Robert A. Yanover. The Executive Committee has the authority to exercise (except as provided by law or as may have been specifically reserved by or for the Board) all the powers and authority of the Board in the management of the business and affairs of Ultimate between regular meetings of the Board and while the Board is not in session. The Executive Committee held no meetings during fiscal 2012.
          Audit Committee. Messrs. Robert A. Yanover (Chairman), Rick A. Wilber and LeRoy A. Vander Putten are members of the Audit Committee of the Board. The Audit Committee oversees Ultimate’s financial reporting process on behalf of the Board and reviews the independence of Ultimate’s auditors. The Audit Committee held five meetings during fiscal 2012.
          The Board has determined that the Audit Committee’s current member composition satisfies the NASDAQ rules that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by NASDAQ Rule 5605(a)(2). The Board has determined that Mr. LeRoy A. Vander Putten is an “audit committee financial expert” as defined in the rules of the SEC. Ultimate has established an Audit Committee Charter that sets forth the Audit Committee's principal duties and responsibilities. This charter is available on our website at www.ultimatesoftware.com.
          Compensation Committee. Messrs. LeRoy A. Vander Putten (Chairman), Robert A. Yanover, Rick A. Wilber and Alois T. Leiter are members of the Compensation Committee of the Board. The Compensation Committee is responsible for determining the compensation and benefits for the executive officers of Ultimate and administers Ultimate’s stock-based plan and oversees such other benefit plans as Ultimate may from time to time maintain. The Compensation Committee held four meetings during fiscal 2012. The Compensation Committee does not have a charter.

Nominating Committee. Until recently, the Board did not have a standing nominating committee or committee performing similar functions. On February 4, 2013, the Board formed a Nominating Committee. Prior to establishing the Nominating Committee, the Board had adopted processes with respect to the nomination of directors that required that a majority of the independent directors shall have recommended to the Board the nominees to stand for election. The director nominees for this Annual Meeting were nominated under the old process.
The Nominating Committee of the Board is composed of Messrs., James A. FitzPatrick, Jr., Rick A. Wilber and Alois T. Leiter. Mr. FitzPatrick serves as the Chairman of the Nominating Committee. The primary function of the Nominating Committee is to recommend director-nominees to be considered for election or appointment by the Board, and the Committee will begin doing so after the Annual Meeting this year. Ultimate has established a Nominating Committee Charter that sets forth the Nominating Committee's principal duties and responsibilities. This charter is available on our website at www.ultimatesoftware.com.
When considering potential director candidates, the Board considered, and the Nominating Committee will consider, the candidate's independence (as mandated by the NASDAQ rules), character, judgment, age, skills, financial literacy, and experience in the context of the needs of Ultimate and the Board.  We do not have a formal diversity policy; however, the Nominating Committee's and the Board's goal is to nominate candidates that represent diverse viewpoints. When identifying nominees to serve as directors, the Nominating Committee will consider candidates with a diversity of experiences and backgrounds who will enhance the quality of the Board's deliberations and decisions.

In 2012, Ultimate did not pay any fees to a third party to assist in identifying or evaluating potential nominees.

The Nominating Committee and the Board will consider director candidates recommended by Ultimate's stockholders in a similar manner as those recommended by members of management or other directors. The name and qualifications of, and other information specified in Ultimate's By-Laws with respect to, any recommended candidate for director should be sent to the attention of the Secretary of Ultimate in accordance with the procedures set forth under the caption “Stockholder Proposals for the 2014 Annual Meeting of Stockholders.”
Board Leadership
          The Chairman, Scott Scherr, also serves as Ultimate’s President and Chief Executive Officer. A combined Chairman and Chief Executive Officer role provides an efficient and effective leadership model because it fosters clear accountability, effective decision-making and alignment on corporate strategy. The Chief Executive Officer’s direct involvement in Ultimate’s operations and his familiarity with Ultimate’s business and industry make him best positioned to lead productive Board meetings and strategic planning sessions. While Ultimate’s independent directors bring experience, oversight and expertise from outside the Company and industry, the Chief Executive Officer brings company-specific experience and expertise to the Board. The Board has not designated a lead independent director from among its members. The Board retains the authority to modify the foregoing structures.
Board Role in Risk Oversight
Management is responsible for the day-to-day management of risks that Ultimate encounters, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. Management regularly presents to the Board reports from members of senior management on areas that may pose material risk to Ultimate, including operational, strategic, financial, compliance, legal, product, competitive and reputational risks. While oversight of risk management efforts is the responsibility of the entire Board, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of accounting, auditing, financial reporting and maintaining effective internal controls for financial reporting. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of any risks arising from Ultimate’s compensation policies and arrangements.

DIRECTOR COMPENSATION
     Each non-employee director of Ultimate receives compensation for serving on the Board, payable exclusively in the form of restricted stock awards granted under Ultimate’s Amended and Restated 2005 Equity and Incentive Plan (the “Plan”).
     During 2012, non-employee directors and the Chairmen of the Audit and Compensation Committees of the Board, respectively, were granted restricted stock awards for each regular Board and Committee meeting attended. Under the arrangement, (i) each non-employee director was granted a restricted stock award of 750 shares of Common Stock for each regular meeting of the Board attended and (ii) each of the Chairmen of the Audit Committee and the Compensation Committee of the Board was granted a restricted stock award of 468 shares of Common Stock for attendance at each regular meeting of the Committee that he chaired. In addition, each non-employee director was granted, for each fiscal quarter during which he served, a restricted stock award of that number of shares of Common Stock equal to the quotient of $12,500 divided by the closing price of the Common Stock on NASDAQ on the date of grant, which is the effective date of the grant determined by the Board for each such quarter, rounded down to the closest full number of shares. The date of grant shall not be a date prior to the date of the Board’s determination of the same. Such restricted stock awards shall vest on the fourth anniversary of the date of grant, subject to accelerated vesting in the event of a director’s death, disability, cessation of service at the end of his term or the occurrence of a change of control of Ultimate.
     All directors are reimbursed (in cash) for expenses incurred in connection with their attendance at Board and Committee meetings. In addition, prior to 2009, in connection with their having joined the Board and for service on the Board, each non-employee Director received options to purchase shares of Ultimate’s Common Stock. All such options that are outstanding were fully vested upon the date of grant and have an exercise price equal to 100% of the fair market value of Ultimate’s Common Stock on the date of grant.

2012 DIRECTOR COMPENSATION

Name (1)	($) Fees Earned or Paid in Cash	($) Stock Awards (2)	($) Option Awards	($) Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	($) All Other Compensation	($) Total
Robert A. Yanover	$—	$456,420	$—	$—	—	$—	$456,420
LeRoy A. Vander Putten	—	456,420	—	—	—	—	456,420
James A. FitzPatrick, Jr.	—	300,220	—	—	—	—	300,220
Rick A. Wilber	—	300,220	—	—	—	—	300,220
Alois T. Leiter	—	300,220	—	—	—	—	300,220

(1) Messrs. Scott Scherr and Marc D. Scherr are not included in this table as they are employees of Ultimate and receive no compensation for their services as directors. The compensation for Messrs. Scott Scherr and Marc D. Scherr as employees is shown in the Summary Compensation Table.
          (2) The amounts reported in the Director Compensation table above represent the aggregate grant date fair value of restricted stock awards granted to each director as compensation costs for Board services in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation,” (“ASC 718”) for fiscal 2012. Under ASC 718, the fair value of each restricted stock award is measured based on the closing market price of Ultimate’s Common Stock at the date of grant and is recognized on a straight-line basis over the vesting period. Holders of restricted stock awards have all rights of a stockholder including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto. Each award becomes vested on the fourth anniversary of the respective date of grant, subject to the grantee’s continued Board service with Ultimate on each such vesting date and subject further to accelerated vesting in the event of a change in control of Ultimate, death or disability, or at cessation of his Board service at the end of his term.

          The number of outstanding stock option awards and outstanding restricted stock awards for each non-employee director as of December 31, 2012 was as follows:

Name	Outstanding Option Awards	Outstanding Restricted Stock Awards
Robert A. Yanover	20,814	27,778
LeRoy A. Vander Putten	—	27,778
James A. FitzPatrick, Jr.	31,332	19,191
Rick A. Wilber	25,133	19,191
Alois T. Leiter	47,500	19,191

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT
          The following table sets forth certain information regarding beneficial ownership of Ultimate's Common Stock as of February 27, 2013 (unless otherwise noted) by (i) each person who is known by Ultimate to own beneficially more than 5% of the Common Stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table under the heading "Compensation Discussion and Analysis" in this Proxy Statement; and (iv) all directors and executive officers as a group:

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)	PERCENT OF CLASS (2)
BlackRock, Inc. (3)	1,624,389	5.7%
40 East 52nd Street
New York, NY 10022

Wells Fargo & Company (4)	1,620,471	5.7%
420 Montgomery Street
San Francisco, CA 94104

Wasatch Advisors, Inc. (5)	1,561,652	5.5%
150 Social Hall Avenue
Salt Lake City, UT 84111

TimesSquare Capital Management, L.L.C (6)	1,451,960	5.1%
1177 Avenue of the Americas, 39th Floor
New York, NY 10036

The Vanguard Group (7)	1,430,731	5.0%
100 Vanguard Boulevard
Malvern, PA 19355

Scott Scherr (8)	337,500	1.2%
Marc D. Scherr (9)	370,344	1.3%
Mitchell K. Dauerman (10)	106,850	*
James A. FitzPatrick, Jr. (11)	49,005	*
LeRoy A. Vander Putten (12)	87,923	*
Rick A. Wilber (13)	218,347	*
Robert A. Yanover (14)	95,004	*
Alois T. Leiter (15)	184,332	*
All directors and executive officers as a group (8 persons) (16)	1,449,305	5.1%

* Indicates beneficial ownership of less than 1.0% of the outstanding Common Stock.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days from February 27, 2013 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Ultimate has made restricted stock awards to named executive officers and non-employee directors under the Plan (“Restricted Stock Awards”). The shares of Common Stock issued under the Restricted Stock Awards are subject to certain vesting requirements and restrictions on transfers. The holders of such shares have all the rights of a stockholder with respect to such shares, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Compensation Committee or the Board determines otherwise at the time the Restricted Stock Award is granted. Each Restricted Stock Award becomes vested on the fourth anniversary of the respective date of grant, subject to the grantee's continued employment with Ultimate or any subsidiary, or service on the Board by a non-employee director on each such vesting date and further subject to accelerated vesting in the event of a “change in control” of Ultimate (as defined in the Plan) or the grantee's death, disability or termination of the grantee's employment with Ultimate without cause or termination of a non-employee director's service on the Board at the end of his term. All shares of Common Stock issued under the Restricted Stock Awards are considered to be beneficially owned for purposes of computing the holders' respective percentages of ownership in this table. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder. Ultimate has also made awards of stock units under the Plan (“Stock Unit Awards”). A Stock Unit Award is a grant of a number of hypothetical share units with respect to shares of Common Stock that are subject to vesting and transfer restrictions and conditions under a stock unit award agreement. The value of each unit is equal to the fair market value of one share of Common Stock on any applicable date of determination. The payment with respect to each unit under a Stock Unit Award may be made, at the discretion of the Compensation Committee, in cash or shares of Common Stock or in a combination of both. Stock Unit Awards are not included in this table since the grantee does not have any rights as a stockholder with respect to the shares subject to a Stock Unit Award until such time as shares of Common Stock are delivered to the grantee pursuant to the terms of the related stock unit award agreement.

(2)	Applicable percentage of ownership is based on 28,539,553 shares of Common Stock outstanding.

(3)
Represents shares held as of December 31, 2012 as reported on Schedule 13G filed by BlackRock Inc. As reported on Schedule 13G, BlackRock Inc. has sole voting power and sole dispositive power of 1,624,389 shares of Common Stock. As reported on Schedule 13G, BlackRock Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act.

(4)
Represents shares held as of December 31, 2012 as reported on Schedule 13G filed by Wells Fargo & Company (“Wells Fargo”). As reported on Schedule 13G, Wells Fargo is a parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G) under the Exchange Act. Wells Fargo has sole voting power and sole dispositive power of 11,456 shares of Common Stock of Ultimate. Wells Fargo has shared voting power of 1,451,614 and shared dispositive power of 2,871,996 shares of Common Stock of Ultimate. As reported on this Schedule 13G, Wells Fargo filed this on its own behalf and on behalf of any subsidiaries including Wells Capital Management Incorporated, Wells Fargo Bank, N.A., Peregrine Capital Management, Inc., Wells Fargo Funds Management LLC, Wells Fargo Advisors, LLC and Wells Fargo Delaware Trust Company, N.A. The aggregate amount beneficially owned by each reporting person of 1,620,471 shares of Common Stock of Ultimate is on a consolidated basis and includes any beneficial ownership separately reported by a subsidiary.

(5)
Represents shares held as of December 31, 2012 as reported on Schedule 13G filed by Wasatch Advisors Inc. ("Wasatch"). As reported on Schedule 13G, Wasatch has sole voting power and sole dispositive power of 1,561,652 shares of Common Stock of Ultimate. As reported on Schedule 13G, Wasatch is an investment adviser registered under section 203 of the Investment Advisers Act of 1940.

(6)
Represents shares held as of December 31, 2012 as reported on Schedule 13G filed by TimeSquare Capital Management, LLC ("TimeSquare"). As reported on Schedule 13G, TimeSquare has sole voting power of 1,257,260 and sole dispositive power of 1,451,960 shares of Common Stock of Ultimate. As reported on Schedule 13G, TimeSquare is an investment adviser in accordance with 240.13d-1(b)(1)(ii)(E) under the Exchange Act.

(7)
Represents shares held as of December 31, 2012 as reported on Schedule 13G filed by The Vanguard Group ("Vanguard"). As reported on Schedule 13G, Vanguard has sole voting power of 37,929, sole dispositive power of 1,393,902, and shared dispositive power of 36,829 shares of Common Stock of Ultimate. As reported on Schedule 13G,Vanguard is an investment adviser in accordance with 240.13d-1(b)(1)(ii)(E) under the Exchange Act. The aggregate amount beneficially owned by each reporting person of 1,430,731 shares of Common Stock of Ultimate is on a consolidated basis and includes any beneficial ownership separately reported by a subsidiary.

(8)	Represents 100,000 shares of Common Stock held by Mr. Scott Scherr and 237,500 shares of Common Stock subject to Restricted Stock Awards held by Mr. Scott Scherr.

(9)
Represents 106,594 shares of Common Stock held by Mr. Marc D. Scherr, exercisable options to purchase 110,000 shares of Common Stock and 153,750 shares of Common Stock subject to Restricted Stock Awards.

(10)
Represents 2,900 shares of Common Stock held by Mr. Mitchell K. Dauerman, 250 shares of Common Stock held by certain trusts established for the benefit of Mr. Mitchell K. Dauerman's child, exercisable options to purchase 17,200 shares of Common Stock held by Mr. Dauerman and 86,500 shares of Common Stock subject to Restricted Stock Awards. Mr. Mitchell K. Dauerman disclaims beneficial ownership of the shares owned by the trusts established for the benefit of his child.

(11)	Represents 2,000 shares of Common Stock held by Mr. FitzPatrick, exercisable options to purchase 28,800 shares of Common Stock and 18,205 shares of Common Stock subject to Restricted Stock Awards.

(12)	Represents 61,288 shares of Common Stock held by Mr. Vander Putten and 26,635 shares of Common Stock subject to Restricted Stock Awards.

(13)
Represents 175,009 shares of Common Stock held by Mr. Wilber, exercisable options to purchase 25,133 shares of Common Stock and 18,205 shares of Common Stock subject to Restricted Stock Awards. These shares shown include 175,009 shares of Common Stock pledged by Mr. Wilber.

(14)
Represents 4,583 shares of Common Stock held by Mr. Yanover, 3,360 shares of Common Stock held by Mr. Yanover's spouse, 42,087 shares of Common Stock held by a Grantor Retained Annuity Trust (“GRAT”) of which Mr. Yanover is the trustee, 800 shares of Common Stock held by certain trusts established for the benefit of Mr. Yanover's grandchildren, exercisable options held by Mr. Yanover to purchase 17,539 shares of Common Stock and 26,635 shares of Common Stock subject to Restricted Stock Awards. Mr. Yanover disclaims beneficial ownership of the shares held by his spouse, shares held by GRAT and shares owned by the trusts established for the benefit of his grandchildren.

(15)
Represents 117,312 shares of Common Stock held by Mr. Leiter, exercisable options to purchase 47,500 shares of Common Stock, 1,315 shares of Common Stock held by certain trusts for the benefit of Mr. Leiter's children and 18,205 shares of Common Stock subject to Restricted Stock Awards. Mr. Leiter disclaims beneficial ownership of the shares owned by the trusts established for the benefit of his children.

(16)
Represents an aggregate of 617,498 (both directly and indirectly owned) shares of Common Stock, 585,635 shares of Common Stock subject to Restricted Stock Awards and exercisable options to purchase an aggregate of 246,172 shares of Common Stock.

DIRECTORS AND EXECUTIVE OFFICERS
          The directors and named executive officers (Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman), and their ages as of February 28, 2013, are as follows:

NAME	AGE	POSITION(S)
Scott Scherr	60	Chairman of the Board, President and Chief Executive Officer
Marc D. Scherr	55	Vice Chairman of the Board and Chief Operating Officer
Mitchell K. Dauerman	56	Executive Vice President, Chief Financial Officer and Treasurer
James A. FitzPatrick, Jr.	63	Director
Alois T. Leiter	47	Director
LeRoy A. Vander Putten	78	Director
Rick A. Wilber	66	Director
Robert A. Yanover	76	Director

          Marc D. Scherr has been a director of Ultimate since its inception in April 1996 and has served as Vice Chairman since July 1998 and as Chief Operating Officer since October 2003. Mr. Scherr is also a member of the Executive Committee of the Board. Mr. Scherr became an executive officer of Ultimate effective March 1, 2000. Mr. Scherr served as a director of Gerschel & Co., Inc., a private investment firm from January 1992 until March 2000. In December 1995, Mr. Scherr co-founded Residential Company of America, Ltd. (“RCA”), a real estate firm, and served as President of its general partner until March 2000. Mr. Scherr also served as Vice President of RCA’s general partner from its inception in August 1993 until December 1995. From 1990 to 1992, Mr. Scherr was a real estate pension fund advisor at Aldrich, Eastman & Waltch. Previously, he was a partner in the Boston law firm of Fine & Ambrogne. Mr. Scherr is the brother of Scott Scherr, Chairman of the Board, President and Chief Executive Officer of Ultimate. Mr. Scherr’s long tenure in our executive and Board leadership supports institutional continuity and industry knowledge accumulated through all phases of economic cycles and through Ultimate’s expansion over that period. With his experience as a practicing lawyer and businessman, as well as his longstanding position as a senior executive of Ultimate, Mr. Scherr brings to Ultimate’s Board invaluable insight in developing corporate strategy, strategic relationships, ethical practices, quality staff and product differentiation.
          Mitchell K. Dauerman has served as Executive Vice President of Ultimate since April 1998 and as Chief Financial Officer and Treasurer of Ultimate since September 1996. From 1979 to 1996, Mr. Dauerman held various positions with KPMG LLP, serving as a Partner in the firm from 1988 to 1996. Mr. Dauerman is a Certified Public Accountant. Mr. Dauerman’s longstanding experience with accounting principles, financial reporting rules and regulations, income and sales tax rules and regulations, financial planning and general oversight of the financial reporting process, both as a former partner of KPMG LLP and as our Chief Financial Officer since 1996, as well as his role interfacing with the analyst and investor communities, are invaluable to the Board.
James A. FitzPatrick, Jr. has served as a director of Ultimate since July 2000 and is Chairman of the Nominating Committee of the Board. Mr. FitzPatrick is, and since June 2012 has been, a partner in the law firm Hogan Lovells US LLP. Mr. FitzPatrick was a partner in the law firm Dewey & LeBoeuf LLP and its predecessor firms from January 1983 until May 2012 and was an associate from September 1974 until January 1983. Mr. FitzPatrick brings to the Board his longstanding experience as a practicing attorney, including experience with corporate governance, contractual matters, private and public capital raising, purchase and sale of assets and mergers and acquisitions. Mr. FitzPatrick’s knowledge of corporate and securities laws and corporate governance facilitates the Board’s oversight responsibilities concerning such areas.
          Rick A. Wilber has served as a director of Ultimate since October 2002 and is a member of the Audit Committee, a member of the Compensation Committee, and a member of the Nominating Committee of the Board. Mr. Wilber formerly served on Ultimate’s Board from October 1997 through May 2000. Mr. Wilber has served as a director of Vanguard Energy Corporation, an oil and gas company, since June 2010. Mr. Wilber has served as a director of Synergy Resource Corporation, an oil and gas exploration company, since October 2008. Mr. Wilber was the President of Lynn's Hallmark Cards from 1995 until April 2013. Mr. Wilber was a co-founder of Champs Sports Shops and served as its President from 1974 to 1984. He served on the Board of Royce Laboratories, a pharmaceutical concern, from 1990 until April 1997, when Royce was sold to Watson Pharmaceuticals, Inc., a pharmaceutical concern. Mr. Wilber brings to the Board his considerable business and entrepreneurial acumen and business management experience, his understanding of business opportunities and strategies and his experience with the motivation of employees.
          LeRoy A. Vander Putten has served as a director of Ultimate since October 1997, is Chairman of the Compensation Committee and is a member of the Audit Committee. Mr. Vander Putten is a retired insurance company executive. He served as the Executive Chairman of The Insurance Center, Inc., a holding company for 14 insurance agencies, from October 2001 to January 27, 2006. Previously, he served as the Chairman of CORE Insurance Holdings, Inc., a member of the GE Global Insurance Group, engaged in the underwriting of casualty reinsurance, from August 2000 to August 2001. From April 1998 to August 2000, he served as Chairman of Trade Resources International Holdings, Ltd., a corporation engaged in trade finance for exporters from developing countries. From January 1988 until May 1997, Mr. Vander Putten was Chairman and Chief Executive Officer of Executive Risk Inc., a specialty insurance holding company. From August 1982 to January 1988, Mr. Vander Putten served as Vice President and deputy Treasurer of The Aetna Life and Casualty Company, an insurance company. Mr. Vander Putten’s extensive executive and board level experience, including his roles as chairman and chief executive officer of a public company, Executive Risk Inc., and as a senior financial officer of The Aetna Life and Casualty Company, brings to the Board considerable expertise in financial, operational and corporate strategy development as well as organizational acumen. Mr. Vander Putten’s experience also enables him to serve in the important role as “audit committee financial expert” of the Audit Committee as defined in the rules of the SEC.
          Robert A. Yanover has served as a director of Ultimate since January 1997 and is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Yanover founded Computer Leasing Corporation of Michigan, a private leasing company, in 1975 and served as its President from its founding until 2007, at which time Mr. Yanover retired. Mr. Yanover also founded Lason, Inc., a corporation specializing in the imaging business, and served as Chairman of the Board from its inception in 1987 until 1998 and as a director through February 2001. Mr. Yanover brings to the Board his experience and strong business and leadership skills, having served as president and chairman of public and private companies for over 30 years. In addition, having served as a director of Ultimate for the past 15 years, Mr. Yanover brings to the Board deep institutional knowledge, including a well developed understanding of Ultimate’s business operations and the fundamentals essential to its business model.
     Information regarding Messrs. Scott Scherr and Alois T. Leiter, is included under the heading “PROPOSAL I – ELECTION OF DIRECTORS.”

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Policy
          As a leading provider of cloud-based human capital management (“HCM”), our long-term success depends on our ability to (i) develop, enhance and market our products and services to keep pace with our competitors; (ii) adapt to technological advancements and changing industry standards; and (iii) expand the functionality of our products and services to address the increasingly sophisticated requirements of our customers. To achieve these goals, it is critical that we be able to attract, motivate and retain highly talented individuals at all levels of the organization who are committed to Ultimate’s core values of excellence, integrity and teamwork.
          It is our belief that compensation should be based on the level of job responsibility, individual performance and Ultimate’s performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Ultimate’s performance, since they are more able to affect Ultimate’s results. Additionally, compensation should reflect the value of the job in the marketplace. In order to attract and retain a highly skilled work force, we must remain competitive with the pay of other employers who compete with us for talent. Although the programs and individual pay levels will always reflect differences in job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across Ultimate.
          Our Compensation Committee is responsible for developing and approving Ultimate’s compensation program for the executive officers and other officers of Ultimate. In addition, our Compensation Committee administers Ultimate’s equity-based plan and oversees such other benefit plans as Ultimate may from time to time maintain.
          Our Compensation Committee is composed of four non-employee directors, Messrs. LeRoy A. Vander Putten (Chairman), Rick A. Wilber, Robert A. Yanover and Alois T. Leiter.
          The executive compensation program was designed to reward executive officers for achieving Ultimate’s strategic goals and to align the interests of the executive officers with those of Ultimate’s stockholders. In particular, the Plan is intended to (i) provide a vehicle for compensating Ultimate’s key personnel by giving them the opportunity to acquire a proprietary interest in Ultimate’s Common Stock by receiving equity-based incentive compensation; (ii) provide management with equity ownership in Ultimate commensurate with Ultimate’s performance, as reflected in increased stockholder value; (iii) attract, motivate and retain key employees and non-employee directors by maintaining competitive compensation levels; and (iv) provide an incentive to management for continuous employment with or service to Ultimate.
          This philosophy is reflected in an executive compensation package that is generally comprised of three elements (collectively, “Total Compensation”): (i) base salary, which is determined on the basis of the individual’s position and responsibilities with Ultimate; (ii) incentive performance awards payable in cash and tied to Ultimate’s achievement of specified financial targets; and (iii) long-term stock-based incentive compensation, which is related to Ultimate’s achievement of specified financial and other performance targets and which includes the issuance of restricted stock awards and/or stock unit awards that create a link between executive compensation and the interests of Ultimate’s stockholders. The Compensation Committee also has granted stock options to executive officers and employees in prior years.
The Compensation Committee’s Processes
          The Compensation Committee utilizes different processes to assist it in ensuring that Ultimate’s executive compensation program is achieving its objectives. Among those are:

▪
Industry Comparison. The Compensation Committee establishes Total Compensation levels for executives that it believes are competitive with industry compensation practices of other software and technology companies of comparable size. The Compensation Committee reviews available information, including information published in secondary sources, regarding prevailing salaries and compensation programs offered to chief executive officers by businesses that are comparable to Ultimate in terms of size and industry group. Included in this group in 2012 were the following companies: Salesforce.com, Inc., Concur Technologies Inc., SuccessFactors Inc. and Netsuite, Inc. (collectively, the “Survey Group”). Generally, the Chief Executive Officer provides recommendations for other executive officer compensation changes to the Compensation Committee for its review. Ultimate's objective is generally to set the Total Compensation of the executive officers of Ultimate in the broad middle range of comparable sized companies. In 2012, the Chairman of the Compensation Committee compiled a survey of 2011 Total Compensation of the chief executive officers and next highest paid officers of Ultimate and the companies comprising the Survey Group, based upon 2011 proxy statement disclosures. The 2011 respective total compensation of each of Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman ranked last, when compared to the 2011 total compensation paid to the chief executive officers, chief operating officers and chief financial officers, respectively, in the Survey Group. The Compensation Committee believes Total Compensation for each of the executive officers is competitive with other software and technology companies of comparable size.

▪
Assessment of Ultimate's Performance. The Compensation Committee uses Ultimate's performance measures in establishing total compensation ranges. The Compensation Committee may consider various measures of Ultimate's performance, including sales, earnings per share and growth in recurring revenue. The Compensation Committee makes a subjective determination after considering such measures collectively. In addition, as described in more detail below, the Compensation Committee may grant performance awards under a formula provided for under the Plan. Such awards shall represent the right to receive a payment in cash or equity if corporate performance goals established by the Compensation Committee for a certain performance period are satisfied.

▪
Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the executive officers. The members of the Compensation Committee meet with the Chief Executive Officer, and then meet in executive session, when compensation is being considered in order to evaluate the Chief Executive Officer's performance for the year. This evaluation is considered by the Compensation Committee in setting the Chief Executive Officer's compensation. For the other executive officers, the Compensation Committee reviews the compensation recommendation from the Chief Executive Officer and may also exercise its judgment based on the Compensation Committee's assessment of the performance of such executive officers. Elements of the individual performance of Scott Scherr taken into account by the Compensation Committee include his leadership of Ultimate as a whole, his particular leadership in and the results of the sales and marketing function, his communications with the Board, employees, customers, stockholders and the investment community and his responsibility for the culture of Ultimate. Elements of the individual performance of Marc Scherr taken into account by the Compensation Committee include his leadership in and results of the product strategy, development, shared services, enterprise and workplace groups and his communications with the Board. Elements of the individual performance of Mr. Dauerman taken into account by the Compensation Committee include his leadership of the finance department and its operations and his communications with the Board, the Audit Committee, Ultimate's independent auditors and the investment community.

Shareholder Advisory Votes on Named Executive Officer Compensation
          At the 2012 Annual Meeting of the Stockholders of Ultimate (the “2012 Annual Meeting”), we provided our shareholders with the opportunity to vote, on an advisory basis, to approve the compensation of our named executive officers as described in our proxy statement for the 2012 Annual Meeting. Our shareholders approved compensation of our named executive officers with 66.9% of the votes cast in favor. While this vote was advisory and non-binding, our Compensation Committee took it into consideration in determining our compensation policies and practices as described in this proxy statement. In light of the approval of our named executive officer compensation by a majority of our shareholders, our Compensation Committee determined that no changes currently needed to be made to our compensation policies and practices in response to the shareholder advisory vote. Nevertheless, since the 2012 Annual Meeting, we have engaged in a substantial ongoing dialogue with certain of our stockholders, including meeting with some of our major institutional stockholders, to gain a better understanding of their views and concerns about our executive compensation program. During these discussions, we have received feedback suggesting that our stockholders were generally satisfied with the approach we have taken in the past in respect of the compensation paid to our senior executive officers. Because we value the input we receive from our stockholders concerning compensation paid to our named executive officers, we intend to continue having such conversations on a regular basis and our Compensation Committee will consider their views in determining our compensation policies and practices.
Components of Executive Compensation for 2012
          Ultimate’s compensation program balances both the mix of cash and equity compensation and the mix of currently-paid and longer-term compensation in a way that furthers the compensation objectives discussed above. Following is a discussion of the Compensation Committee’s considerations in establishing each of the components for the executive officers.

Base Salary
          Base salary is the fixed element of employees’ annual cash compensation. Our executive compensation program is designed to align executive performance with the financial and strategic objectives of Ultimate, to reward executive management for the successful performance of these objectives and to encourage the executives to be focused on building long-term success. Therefore, a portion of these employees’ total compensation is performance-based.
          The Compensation Committee annually reviews and determines the base salary of the Chief Executive Officer and the base salaries of the other executive officers based on the recommendations of the Chief Executive Officer. Base salaries are generally adjusted to reflect promotions, increases in responsibilities and competitive considerations. In order to attract and retain qualified executives, Ultimate provides base salaries it considers to be competitive.
          While determining the base salary for Ultimate’s President and Chief Executive Officer, Mr. Scott Scherr, for 2012, the Compensation Committee reviewed the current and long term incentive compensation of the chief executive officers of certain software and technology companies, including the Survey Group, that had market capitalizations comparable to that of Ultimate. This information provided the basis of a competitive review of Mr. Scherr’s compensation; however, the Compensation Committee did not attempt to “benchmark” Mr. Scherr’s base salary against the base salary of these or other chief executive officers. Instead, the Compensation Committee exercised its own judgment based upon Mr. Scherr’s personal performance, in particular his successful leadership of Ultimate with a business strategy focused on maximizing recurring revenue streams by selling Ultimate’s UltiPro software offerings primarily on a recurring revenue basis and maintaining strong customer retention. During the Compensation Committee’s evaluation of Mr. Scherr’s performance as of October 2011, Mr. Scherr stated that he and Mr. Marc D. Scherr had determined that they would not request or accept an increase in their base salaries for 2012. Therefore, the Compensation Committee did not increase Mr. Scherr’s base salary in 2012 and it remained at $700,000 for 2012.
          The Compensation Committee reviewed with Mr. Scott Scherr the performance of Mr. Marc D. Scherr as Ultimate’s Vice Chairman and Chief Operating Officer in overseeing Ultimate’s strategic and operational activities. As discussed above, in October 2011, Mr. Marc D. Scherr advised the Compensation Committee that he would not accept an increase in his base salary for 2012. Therefore, the Compensation Committee did not increase Mr. Marc D. Scherr’s base salary in 2012 and it remained at $625,000 for 2012. The Compensation Committee also reviewed with Mr. Scott Scherr the performance of Mr. Dauerman as Ultimate’s Chief Financial Officer, including his oversight of financial and accounting functions and Ultimate’s relationships with the investment community. Based upon Mr. Scott Scherr’s recommendation that the base salaries of all three executive officers should remain unchanged for 2012, and its review with him, the Compensation Committee determined that Mr. Mitchell K. Dauerman’s base salary would remain at $475,000 for 2012.
Incentive Compensation
          From time to time, on a discretionary basis, the Compensation Committee approves (i) incentive performance awards payable in cash and tied to the achievement of corporate performance goals (“Cash Bonuses”); and (ii) long-term stock-based incentive compensation. In order to provide incentives to new employees and in recognition of superior performance, promotions and increased responsibilities of executive officers and employees, Ultimate provides long-term stock-based incentive compensation payable through the issuance of (i) options to purchase shares of Ultimate’s Common Stock (“Stock Options”); (ii) Restricted Stock Awards; and/or (iii) Stock Unit Awards (collectively, “Stock-Based Compensation”). All employees of Ultimate are eligible for discretionary Cash Bonuses and Stock-Based Compensation, based on the achievement of corporate and individual performance goals and as approved by the Compensation Committee.
Incentive Performance Awards
          The Compensation Committee may grant performance awards under the Plan, which shall represent the right to receive a payment in cash or equity if the performance goals established by the Compensation Committee for a performance period are satisfied. At the time a performance award is granted, the Compensation Committee shall determine, in its sole discretion, the applicable performance period and performance goals to be achieved during the performance period, as well as such other conditions as the Compensation Committee deems appropriate. The Compensation Committee may also determine a target payment amount or a range of payment amounts for each award. The performance goals applicable to a performance award grant may be subject to adjustments as the Compensation Committee shall deem appropriate to reflect significant unforeseen events, such as changes in law, accounting practices or unusual or nonrecurring items or occurrences. At the end of the performance period, the Compensation Committee shall determine the extent to which performance goals have been attained, or a degree of achievement between minimum and maximum levels, in order to establish the level of payment to be made, if any.

          In February 2012, the Compensation Committee approved grants of contingent cash Performance Awards (as defined in the Plan) to certain members of senior management, including our named executive officers, Mr. Scott Scherr, Mr. Marc D. Scherr and Mr. Mitchell K. Dauerman. Pursuant to this grant, the aggregate amount of the Performance Awards, subject to the maximum referred to below, was equal to the excess, if any, of (A) Ultimate’s pretax operating income, as reflected in its audited financial statements for the year ended December 31, 2012, adjusted to add back the charges for such Performance Awards, as well as the charges for non-cash stock-based compensation expense and non-cash amortization of acquired intangible assets and to include a charge for any software development costs that were capitalized in accordance with generally accepted accounting principles, over (B) $48,900,000. The maximum aggregate amount of the Performance Awards granted was $2,000,000. The respective percentages of the aggregate Performance Awards to Mr. Scott Scherr, Mr. Marc D. Scherr and Mr. Mitchell K. Dauerman were 10%, 10% and 10%, respectively. The remainder of the aggregate Performance Awards were awarded to other members of senior management. Based upon the audited financial statements of Ultimate for the year ended 2012 and the formula described above, a cash Performance Award was earned for certain members of senior management, including Mr. Scott Scherr, Mr. Marc D. Scherr and Mr. Mitchell K. Dauerman. However, at his discretion, Mr. Scott Scherr stated that no such cash Performance Awards would be paid to the named executive officers or any other officer or employee in 2013 for Ultimate’s 2012 performance.
Long-Term Stock-Based Incentive Compensation
     Ultimate grants long-term equity incentives in the form of Stock-Based Compensation that converts into shares of Common Stock. The Compensation Committee has sole discretion in awarding stock awards and does not delegate such authority to our management nor does our management have the ability to select or influence stock award grant dates. Ultimate grants Restricted Stock Unit Awards to its employees under the Plan. Such Restricted Stock Unit Awards vest in three equal annual installments of 33-1/3% of the number of Restricted Stock Unit Awards on each of the first three anniversaries of the date of grant thereof, subject to the participant’s continued employment with Ultimate or any of its subsidiaries on each such vesting date, and shall be payable in Common Stock or cash, provided, however, that if any such anniversary is not a date on which Ultimate’s Common Stock is traded on NASDAQ, then the vesting date shall be the last trading day preceding such day on which Ultimate’s Common Stock is traded on NASDAQ; and provided further, however, that if the Chief Financial Officer (“CFO”) of Ultimate should determine that any such anniversary falls within a period during which the participant is prohibited from trading Ultimate’s Common Stock under Ultimate’s stock trading policy, the CFO shall so advise the participant in writing and the vesting date shall be the date as of which the CFO has determined that such period has ended.
          During 2012, the Compensation Committee provided long-term stock-based incentive compensation to Mr. Scott Scherr, based on his performance, as discussed above, his level of equity ownership in Ultimate and the determination by the Compensation Committee to increase the equity related component of executive compensation. During 2012, Mr. Scherr received one grant of a Restricted Stock Award for 100,000 restricted shares of Common Stock.
          During 2012, the Compensation Committee provided long-term stock-based incentive compensation to Mr. Marc D. Scherr based on his performance, as discussed above, his level of equity ownership in Ultimate and the determination by the Compensation Committee to increase the equity related component of executive compensation. During 2012, Mr. Scherr received one grant of a Restricted Stock Award for 75,000 restricted shares of Common Stock.
          During 2012, the Compensation Committee provided long-term stock-based incentive compensation to Mr. Mitchell K. Dauerman based on his performance as discussed above, his level of equity ownership in Ultimate and the determination by the Compensation Committee to increase the equity related component of executive compensation. During 2012, Mr. Dauerman received one grant of a Restricted Stock Award for 40,000 restricted shares of Common Stock.
          Holders of Restricted Stock Awards have all rights of a stockholder including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto. Each Restricted Stock Award becomes vested on the fourth anniversary of the respective date of grant, subject to the grantee’s continued employment with Ultimate or any subsidiary on each such vesting date and further subject to accelerated vesting in the event of a “change in control” of Ultimate (as defined in the Plan) or the grantee’s death, disability or termination of the grantee’s employment with Ultimate without cause.
          Holders of Stock Unit Awards do not have any rights as a stockholder with respect to the shares subject to a Stock Unit Award until such time as shares of Common Stock are delivered to the participant pursuant to the terms of the award agreement.
Severance Benefits
          Except as described below, Ultimate is not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

          The Board has adopted two Amended and Restated Change in Control Bonus Plans (first adopted in March 2004). One Change in Control Bonus Plan provides for the payment of cash amounts to Ultimate’s three named executive officers upon a “change in control” of Ultimate as defined in the Plan. The other Change in Control Bonus Plan provides for the payment of cash amounts in the event of a “change in control” to employees other than the named executive officers of Ultimate as designated by the Compensation Committee. The two Amended and Restated Change in Control Bonus Plans are hereinafter referred to collectively as the “CIC Plan”. A “change in control” would occur (i) if Ultimate were to complete a consolidation or merger pursuant to which the stockholders of Ultimate immediately prior to the merger or consolidation did not have beneficial ownership of 50% or more of the combined voting power of Ultimate’s securities outstanding immediately after the merger or consolidation, (ii) if Ultimate were to sell, lease or transfer all or substantially all of its assets or business or (iii) if beneficial ownership of more than 50% of Ultimate’s Common Stock were acquired by a person or entity other than Ultimate, a subsidiary or an employee benefit plan of Ultimate.
          The amount of the payments to be made to the executive officers under the CIC Plan is based upon the gross consideration received by Ultimate or its stockholders in the change in control transaction (the “CIC Consideration”). The aggregate amount of payments (including the “gross up” payments described below) that may be made to all participants under the CIC Plan may not exceed 6% of the CIC Consideration. To the extent this limit would otherwise be exceeded, the Compensation Committee would reduce payments under the Amended and Restated Change in Control Bonus Plan for Ultimate’s three named executive officers on a pro rata basis. In the event such payments were reduced to zero and aggregate payments under the CIC Plan would still exceed 6% of the CIC Consideration, the Committee would reduce one or more other payments in its discretion in the manner that it determines to be equitable. No payments will be made under the CIC Plan to any participant whose employment with Ultimate is terminated prior to the consummation of the change in control transaction.
          In adopting the CIC Plan, the Board determined not to require that only participants whose employment was terminated in connection with a change in control would be eligible to receive the CIC Consideration. The view of the Board upon adoption of the CIC Plan was that the ownership of equity in Ultimate by executives and employees was relatively small and that the CIC Consideration would provide a fair and reasonable means by which they could participate with stockholders in connection with a change in control. In addition, it was the view of the Board that these payment arrangements would encourage executives and employees to remain with Ultimate during a period of uncertainty in connection with a proposed change of control.
          Under the CIC Plan, Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman would be entitled to payments equal to 1.75%, 1.3125% and 0.4375%, respectively, of the CIC Consideration. To the extent that change in control payments to these individuals, whether under the CIC Plan or otherwise, would exceed the limitations of Section 280G of the Internal Revenue Code of 1954, as amended (the “Code”), they would be entitled to receive an additional “gross up” payment to indemnify them for the effect of the resulting excise tax imposed on the individuals, subject to the 6% aggregate limitation referred to above. Assuming that there was a change in control on December 31, 2012, at the closing price of Ultimate’s Common Stock on NASDAQ on the last trading day of 2012, Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman would have been entitled to receive approximately $67.0 million, $50.2 million and $17.2 million, respectively, inclusive of amounts in respect of such “gross up” under the CIC Plan.
          The Board may amend or terminate the CIC Plan at any time, provided that any resulting reduction in a participant’s right to payments is compensated for by an arrangement of comparable or greater value.
Accelerated Vesting
          In addition to the severance provisions described above, Ultimate’s Stock-Based Compensation for our executive officers is subject to accelerated vesting under certain circumstances described below.
          Stock Options. Ultimate’s stock options issued to the executive officers pursuant to the Plan ordinarily vest 25% on the date of grant and 25% on each of the first three anniversaries of the date of grant, subject to each executive officer’s continued employment with Ultimate. However, pursuant to the terms of the Nonqualified Stock Option Award Agreements entered into between Ultimate and the executive officers under the Plan, in the event of death, disability or a change in control of Ultimate (each, an “Accelerated Vesting Occurrence”), each executive officer’s unvested stock options under the Plan would immediately vest and become fully exercisable. All stock options held by Ultimate’s executive officers were fully vested as of December 31, 2012.
          Restricted Stock Awards. Ultimate’s shares of restricted stock issued pursuant to the Plan ordinarily vest on the fourth anniversary of the date of grant, subject to each executive officer’s continued employment with Ultimate. However, pursuant to the terms of the Restricted Stock Award Agreements entered into between Ultimate and the executive officers under the Plan, in the event of an Accelerated Vesting Occurrence, each executive officer’s shares of unvested restricted stock would immediately vest. Assuming that there was an Accelerated Vesting Occurrence on December 31, 2012, the unvested shares of restricted stock held by Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman would have automatically vested and they would have been entitled to receive amounts equal to the value of $22,422,375, $14,515,538 and $8,166,465, respectively, as a result of such acceleration. These amounts are derived from the per share Year End Fair Market Value (as defined below) of the Common Stock multiplied by the number of shares being accelerated. In addition, pursuant to the terms of the Restricted Stock Award Agreements entered into between Ultimate and the executive officers under the Plan, in the event an executive officer’s employment is terminated by Ultimate without cause (a “Termination Without Cause Occurrence”), 1/48th (one forty-eighth) of the shares of restricted stock for each complete month of continued employment by the executive officer with Ultimate following the applicable dates of grant would immediately vest. Assuming that there was a Termination Without Cause Occurrence on December 31, 2012, a portion of the unvested shares of restricted stock held by Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman would have automatically vested on a pro-rated basis as described above and they would have been entitled to receive amounts equal to the value of $7,424,953, $4,086,183 and $2,417,289 respectively, as a result of such acceleration. These amounts are derived from the per share fair market value of the Common Stock, at the closing price of the Common Stock on NASDAQ on the last trading day of 2012 (the “Year End Fair Market Value”) multiplied by the pro-rated number of shares being accelerated.
Tax Deductibility of Executive Compensation
     In general, Section 162(m) of the Code disallows a deduction for any compensation paid in excess of $1 million during a calendar year to any of Ultimate’s named executive officers as determined pursuant to the executive compensation disclosure rules under the Exchange Act (other than the principal financial officer). An exemption from this limitation applies to “performance-based compensation.” The Compensation Committee has endeavored, to the extent it deems consistent with the best interests of Ultimate and its stockholders, to obtain deductibility of compensation paid to executive officers. However, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m), standards when necessary to enable Ultimate to meet its overall objectives, even if Ultimate may not deduct all of the compensation. Accordingly, the Compensation Committee will award non-deductible compensation in appropriate circumstances. For 2012, a significant portion of the compensation paid to Ultimate’s named executive officers was not deductible pursuant to the limitations of Section 162(m).
Employee Benefits
          Ultimate offers core employee benefits coverage in order to provide our workforce with a reasonable level of financial support in the event of illness or injury, and to enhance productivity and job satisfaction through programs that focus on work/life balance.
          The benefits available are the same for all U.S. employees and executive officers and include medical and dental coverage, disability insurance, and life insurance. In addition, our 401(k) Plan provides a reasonable level of retirement income reflecting employees’ careers with Ultimate. All U.S. employees, including executive officers, participate in these plans.
          The cost of post-employment benefits is partially borne by the employee, including each executive officer.
Perquisites
          Ultimate does not provide significant perquisites or personal benefits to executive officers.

Summary Compensation Table
The following table sets forth information, for the fiscal years ended December 31, 2012, 2011 and 2010, regarding the aggregate compensation we paid to our named executive officers:

Name and Principal Position	Year	($) Salary	($) Bonus	($) Stock Awards (1)	($) Option Awards (2)	($) Non-Equity Incentive Compensation	($) All Other Compensation (3)	($) Total
Scott Scherr - Chairman of the Board,	2012	$700,000	$—	$9,450,000	$—	$—	$5,100	$10,155,100
President and Chief Executive Officer	2011	700,000	—	3,178,500	—	—	4,950	3,883,450
	2010	700,000	—	1,576,125	—	—	4,950	2,281,075

Marc D. Scherr - Vice Chairman and	2012	$625,000	$—	$7,087,500	$—	$—	$5,100	$7,717,600
Chief Operating Officer	2011	625,000	—	2,224,950	—	—	4,950	2,854,900
	2010	625,000	—	788,063	—	—	4,950	1,418,013

Mitchell K. Dauerman - Executive Vice	2012	$475,000	$—	$3,780,000	$—	$—	$5,100	$4,260,100
President, Chief Financial Officer and	2011	475,000	—	1,271,400	—	—	4,950	1,751,350
Treasurer	2010	475,000	—	483,345	—	—	4,950	963,295

____________________

(1)
Includes shares of Common Stock subject to Restricted Stock Awards granted to the executive in 2012, 2011 and 2010 under Restricted Stock Award agreements. The total number of restricted shares of Common Stock issued to Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman in 2012 was 100,000, 75,000 and 40,000, respectively. In accordance with ASC 718, the grant date fair value of such shares was $9,450,000, $7,087,500 and $3,780,000, respectively. The aggregate number of restricted shares of Common Stock issued to Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman in 2011 was 50,000, 35,000 and 20,000, respectively. In accordance with ASC 718, the grant date fair value of such shares was $3,178,500, $2,224,950 and $1,271,400, respectively. The aggregate number of restricted shares of Common Stock issued to Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman in 2010 was 37,500, 18,750 and 11,500, respectively. In accordance with ASC 718, the grant date fair value of such shares was $1,576,125, $788,063 and $483,345, respectively. The restricted shares granted in 2012, 2011 and 2010 vest upon the fourth anniversary of the respective date of grant, subject to the executive's continued employment by Ultimate, or a subsidiary, on the vesting date and subject further to accelerated vesting in the event of a “change in control” of Ultimate (as defined in the Plan), the executive's death or disability or the termination of the executive's employment by Ultimate without cause. The total amount in the “Stock Awards” column above represents the grant date fair value of Restricted Stock Awards for each executive officer (excluding forfeiture assumptions) in accordance with ASC 718. A discussion of the assumptions used in calculating these values may be found in Note 16 of Ultimate's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 28, 2013.

(2)	There were no option awards granted in 2012, 2011 or 2010.

(3)	Consists of contributions by Ultimate to Ultimate's 401(k) Plan on behalf of the executive officers indicated.

Grants of Plan-Based Awards in 2012
          The following table provides information concerning the Stock Based Compensation awards and cash bonus awards made to the named executive officers in fiscal 2012 under the Plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Compensation Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value ($)
Scott Scherr	11/6/2012	10/29/2012	$—	$—	$200,000	100,000	$9,450,000

Marc D. Scherr	11/6/2012	10/29/2012	$—	$—	200,000	75,000	$7,087,500

Mitchell K. Dauerman	11/6/2012	10/29/2012	$—	$—	200,000	40,000	$3,780,000

These columns show the threshold and maximum payouts under the Plan for cash Performance Awards. The Awards do not provide for any target amount. For a description of these Performance Awards, see “Compensation Discussion and Analysis – Incentive Compensation – Incentive Performance Awards.”
Ultimate has no employment agreements with its executive officers.
          The material factors necessary to understand each of the awards listed in the Grants of Plan-Based Awards in the 2012 table are discussed in detail above under "Compensation Discussion and Analysis — Incentive Compensation".

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth, for Ultimate’s named executive officers, certain information concerning unexercised Stock Options; stock that has not vested; and equity incentive plan awards as of the end of Ultimate’s last completed fiscal year:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($) (3)	Vest Date of Stock and Unit Awards
Scott Scherr	—	—	—	—	—	50,000	$4,720,500	11/6/2013	(2)
	—	—	—	—	—	37,500	3,540,375	11/6/2014	(2)
	—	—	—	—	—	50,000	4,720,500	11/6/2015	(2)
	—	—	—	—	—	100,000	9,441,000	11/6/2016	(2)

Marc D. Scherr	8,300	—	9.40	10/31/2013	(1)	25,000	$2,360,250	11/6/2013	(2)
	75,000	—	13.05	10/20/2014	(1)	18,750	1,770,188	11/6/2014	(2)
	60,000	—	15.90	5/17/2015	(1)	35,000	3,304,350	11/6/2015	(2)
						75,000	7,080,750	11/6/2016	(2)

Mitchell K. Dauerman	17,200	—	13.05	10/20/2014	(1)	15,000	1,416,150	11/6/2013	(2)
	—	—	—	—	—	11,500	1,085,715	11/6/2014	(2)
	—	—	—	—	—	20,000	1,888,200	11/6/2015	(2)
	—	—	—	—	—	40,000	3,776,400	11/6/2016	(2)

(1) All options expire ten years from the date of grant.

(2) All restricted stock grants fully vest on the fourth anniversary of the date of grant subject to accelerated vesting in the event of a “change in control” of Ultimate (as defined in the Plan), the executive’s death or disability or termination of the executive’s employment by Ultimate without cause.

(3) The market value of the unvested equity incentive plan awards was calculated based on the closing market price of Ultimate’s stock at the end of the last completed fiscal year. The closing price of Ultimate’s stock on NASDAQ on December 31, 2012, the last trading day of 2012, was $94.41.

Option Exercises and Stock Vested in 2012
The following table sets forth, for Ultimate’s named executive officers, certain information concerning each exercise of Stock Options, and each vesting of stock, including restricted stock, stock units and similar instruments, during the last completed fiscal year:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)
Scott Scherr	—	$—	219,166	$20,978,202

Marc D. Scherr	90,117	$6,739,663	159,428	$15,238,258

Mitchell K. Dauerman	39,551	$3,005,874	15,000	$1,453,950

              (1) Amounts reflect the fair market value on the date of vesting. Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman had Restricted Stock Awards vest on October 27, 2012. The closing price of Ultimate’s stock on NASDAQ on October 27, 2012 was $96.93.
(2) Includes deferred compensation for Messrs. Scott Scherr and Marc D. Scherr in the amount of $623,581 and $505,091, respectively, for 2011 related to stock unit awards granted in 2007 (for performance in 2006) that vested upon the fourth anniversary of the date of grant, subject to certain conditions. The aggregate number of Stock Unit Awards issued to Messrs. Scott Scherr and Marc D. Scherr in 2007 (for performance in 2006) was 9,173 and 7,430, respectively. The grants of Stock Unit Awards were made in lieu of 50% of their cash performance bonuses earned for 2006 performance that they elected to defer pursuant to the Plan. Upon their election to defer 50% of their earned cash bonuses, the Company matched 50% of the amounts deferred by Messrs. Scott Scherr and Marc D. Scherr, payable in Stock Unit Awards. The Stock Unit Awards were paid in 2012.
Relationship between Compensation Policies and Risk Management
          Ultimate’s management has reviewed Ultimate’s compensation policies and practices for all employees and does not believe that there are any risks arising from such compensation policies and practices that are reasonably likely to have a material adverse effect on Ultimate.

COMPENSATION COMMITTEE REPORT
          The Compensation Committee has reviewed and discussed with Ultimate’s management the disclosure set forth under the heading “Compensation Discussion and Analysis” above in this Proxy Statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that such “Compensation Discussion and Analysis” be included in this Proxy Statement.

LeRoy A. Vander Putten, Chairman
Rick A. Wilber
Robert A. Yanover
Alois T. Leiter
Members of the Compensation Committee

AUDIT COMMITTEE REPORT
The Audit Committee is composed of three non-employee directors, Messrs. Robert A. Yanover (Chairman), LeRoy A. Vander Putten and Rick A. Wilber. The Audit Committee oversees Ultimate’s financial reporting process on behalf of the Board, reviews the independence of Ultimate’s auditors and fulfills the other responsibilities provided for in its charter. The Audit Committee has sole authority to appoint the independent auditors and terminate their engagement.
          Management is responsible for Ultimate’s consolidated financial statements, systems of internal control and the financial reporting process. Ultimate’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of Ultimate’s consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with generally accepted accounting principles. In addition, KPMG was responsible for expressing an opinion on Ultimate’s internal control over financial reporting based on their audit as of December 31, 2012. The Audit Committee’s responsibility is to monitor and oversee these processes.
          The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee held five meetings during fiscal 2012.
          The Audit Committee hereby reports as follows:

1)
The Audit Committee reviewed and discussed the audited consolidated financial statements with management and has met with the independent registered public accounting firm, KPMG LLP, with and without management present, to discuss the results of their fiscal 2012 audit and quarterly reviews, their evaluation of Ultimate’s internal controls, and the overall quality of Ultimate’s financial reporting.

2)
The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and as adopted by the PCAOB.

3)
The Audit Committee reviewed the written disclosures and the letter received from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KPMG LLP that firm’s independence from Ultimate and its management, including whether the independent auditor’s provision of non-audit services to Ultimate are compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that Ultimate’s audited consolidated financial statements as of and for the year ended December 31, 2012 be included in Ultimate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC, which occurred on February 28, 2013.

Robert A. Yanover, Chairman
LeRoy A. Vander Putten
Rick A. Wilber
Members of the Audit Committee

KPMG LLP FEES
The following table presents fees for professional services rendered by Ultimate’s independent registered public accounting firm, KPMG LLP, for the audit of Ultimate’s annual consolidated financial statements and internal control over financial reporting for the years ended December 31, 2012 and 2011, together with fees billed for other services rendered by KPMG LLP during those periods.

	2012	2011
Audit Fees (1)	$484,500	$454,500
Audit-Related Fees (2)	289,100	184,025
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total Fees	$773,600	$638,525

____________________

(1) Consists of the aggregate fees and expenses incurred for the audits of Ultimate’s consolidated financial statements in Form 10-K for fiscal years 2012 and 2011 and the reviews of Ultimate’s 2012 and 2011 quarterly reports on Forms 10-Q. The audit fees for the years ended December 31, 2012 and 2011 also include fees for services rendered in connection with Section 404 of the Sarbanes-Oxley Act for internal controls audit work.

(2) Consists of fees incurred during 2012 and 2011 for services in relation to the issuance of reports on management's descriptions of its systems and the suitability of the design and operating effectiveness of controls, which are commonly referred to as Statements on Standards for Attestation Engagements No. 16 ("SSAE 16") type 2 service auditors' reports.

(3) There were no fees incurred for tax compliance services during 2012 or 2011.

(4) Consists of the aggregate fees for products and services provided by KPMG LLP that were not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” Ultimate did not purchase any other products or services from KPMG LLP during 2012 or 2011.
Audit Committee Pre-approval of Audit and Permissible Non-Audit Services of Independent Auditors
          Consistent with the SEC requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve services to be performed by Ultimate’s principal independent auditor prior to commencement of the specified service. Under the policy, the Audit Committee must pre-approve the provision of services by Ultimate’s principal auditor prior to commencement of the specified service. The requests for pre-approval are submitted to the Audit Committee by the Chairman of the Board, President and Chief Executive Officer, the Chief Financial Officer, or a designee of either with a statement as to whether, in their view, the request is consistent with the SEC rules on auditor independence. All of the services performed by KPMG LLP during 2012 and 2011 were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          On October 24, 2011, the Board adopted a written policy setting forth procedures for the review and approval or ratification of related party transactions. The policy covers all transactions between Ultimate and any related party involving or expected to involve more than $120,000 in the aggregate in any calendar year. Under the policy, a related party includes any current or former executive officer, director or director nominee, any person or group with greater than a 5% beneficial ownership of Ultimate’s voting securities or any immediate family member of the foregoing.
          The policy provides that the Audit Committee review the material facts of any related party transaction in order to approve such transaction. If prior approval is not feasible, then such transaction must be ratified by the Audit Committee at its next regularly scheduled meeting or be rescinded. In making its determination, the Audit Committee considers (i) the extent of the related party’s interest in the related party transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the related party transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) the benefit to Ultimate and (v) the aggregate value of the related party transaction. Certain transactions, such as otherwise pre-approved compensation to an executive officer or director or transactions in which charges or rates are fixed by law or determined through a competitive bidding process, are deemed not to be related party transactions.
Mr. James A. FitzPatrick, Jr., a member of the Board and the Nominating Committee of the Board is, and since June 2012 has been, a partner in the law firm Hogan Lovells US LLP. Mr. FitzPatrick was previously a partner in the law firm Dewey & LeBoeuf LLP and its predecessor firms from January 1983 until May 2012. Dewey & LeBoeuf LLP provided legal services to Ultimate from January 1, 2012 through May 2012, and we paid approximately $215,000 to Dewey & LeBouef in 2012 for legal services. Hogan Lovells US LLP, the law firm of which Mr. FitzPatrick has been a partner since June 2012, has not provided any services to Ultimate, nor has it received any fees from Ultimate.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          Mr. Alois T. Leiter, a member of the Board, the Compensation Committee, and the Nominating Committee entered into an agreement with Ultimate on October 23, 2006, pursuant to which he agreed to (i) attend and participate in certain internal meetings of Ultimate; (ii) assist Ultimate’s salespeople with prospects; and (iii) act as an official spokesperson for Ultimate in exchange for which Ultimate agreed to make contributions to Leiter’s Landing, a non-profit charitable organization benefiting children that was formed by Mr. Leiter, in the amount of one tenth (1/10) of one percent, or 0.1%, of Ultimate’s total annual revenue as reported in its financial statements, such payments not to exceed $200,000 in any one year. Ultimate's payment to Leiter's Landing in 2012 under this agreement aggregated $50,000. In June 2012, Mr. Leiter and Ultimate terminated this agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Exchange Act requires Ultimate's executive officers and directors and persons who beneficially own more than 10% of Ultimate's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the SEC to furnish Ultimate with copies of all Section 16(a) reports they file. Acting pursuant to powers of attorney, our employees generally prepare these reports on the basis of information obtained from each director and officer. Based solely on a review of the copies of such reports furnished to Ultimate and written representations from the executive officers and directors, Ultimate believes that all Section 16(a) filing requirements applicable to its executive officers and directors and greater than 10% beneficial owners were met during 2012, except that due to clerical errors, in connection with grants of restricted stock awards, each of Messrs. Robert A. Yanover, LeRoy A. Vander Putten, Rick A. Wilber, James A. FitzPatrick, Jr., Alois T. Leiter, Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman filed a Form 4 late, reporting a single transaction.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
          Under the rules of the SEC, any proposal by a stockholder to be presented at the 2014 Annual Meeting of Stockholders and to be included in Ultimate's Proxy Statement for such meeting must be received at Ultimate's principal corporate office at 2000 Ultimate Way, Weston, Florida 33326, no later than the close of business on December 9, 2013. Proposals should be sent to the attention of the Secretary of Ultimate. Any such stockholder proposal must comply with the applicable rules of the SEC.
          Under Ultimate’s By-Laws, proposals of stockholders not included in the proxy materials may be presented at the 2014 Annual Meeting of Stockholders only if Ultimate’s Secretary has been notified of the nature of the proposal and is provided certain additional information at least sixty days but not more than ninety days prior to April 8, 2014, the first anniversary of the Proxy Statement in connection with the 2013 Annual Meeting of Stockholders (subject to exceptions if the 2014 Annual Meeting is advanced by more than thirty days and the proposal is a proper one for stockholder action).

OTHER MATTERS
Financial Statements
A copy of Ultimate’s Annual Report on Form 10-K, for the year ended December 31, 2012, is available on Ultimate’s website, www.ultimatesoftware.com.
Other
          Ultimate is not aware of any other matters that may come before the Annual Meeting. If other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies in the enclosed proxy to vote in accordance with their best judgment.
By Order of the Board of Directors:

Secretary

Weston, Florida
April 8, 2013

Ultimate SOFTWARE

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 20, 2013.

Vote by Internet

- Go to **www.envisionreports.com/ULTI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch-tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the director nominees and FOR proposals 2 and 3.

	For	Against	Abstain		For	Against	Abstain
01 - Scott Scherr	☐	☐	☐	02 - Alois T. Leiter	☐	☐	☐

	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
3. Say on Pay - To approve, by non-binding advisory vote, the compensation paid to the Company's named executive officers.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Ultimate SOFTWARE

Proxy — The Ultimate Software Group, Inc.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoints Mitchell K. Dauerman and Vivian Maza, with full power of substitution, as proxies to represent and vote, as designated herein, all the shares of common stock, par value $0.01, of The Ultimate Software Group, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 2000 Ultimate Way, Weston, Florida, on Monday, May 20, 2013, at 10:00 a.m. (EDT), and at any adjournment thereof (the "Annual Meeting").

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. **IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL THE DIRECTOR NOMINEES AND FOR PROPOSALS 2 AND 3.** Attendance of the undersigned at the Annual Meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company prior to the Annual Meeting or shall vote in person at the Annual Meeting.

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Ultimate SOFTWARE

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Vote by Internet

- Go to **www.envisionreports.com/ULTI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Stockholder Meeting Notice

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Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report on Form 10-K to stockholders are available at:

www.envisionreports.com/ULTI

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.envisionreports.com/ULTI** to view the materials.

Step 2: Click on **Cast Your Vote or Request Materials**.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 9, 2013 to facilitate timely delivery.

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Stockholder Meeting Notice

The Ultimate Software Group, Inc. Annual Meeting of Stockholders will be held on May 20, 2013 at 2000 Ultimate Way, Weston, FL 33326 at 10:00 a.m. EDT.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends that you vote FOR all the director nominees and FOR proposals 2 and 3:

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or by telephone (call toll-free 1-800-652-VOTE (8683) within the United States, Canada, and US territories) or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. For directions to the meeting, please call 954-331-7369.

Here's how to order a free copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/ULTI**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials The Ultimate Software Group, Inc." in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 9, 2013.

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